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                                    23(m)(2)

                     Rule 12b-1 Plan - Service Class Shares

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                   SERVICE CLASS SHARE AND INITIAL CLASS SHARE

                      AEGON/TRANSAMERICA SERIES FUND, INC.
                        PLAN OF DISTRIBUTION PURSUANT TO
               RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, AEGON/Transamerica Series Fund, Inc. ("ATSF" or the "Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and offers for public sale shares of beneficial interest.

WHEREAS, ATSF currently offers its shares of the Portfolios of the Fund (the "Portfolios") for sale to separate accounts established by insurance companies to fund the benefits under certain individual variable life insurance policies and individual and group variable annuity contracts (collectively, the "Separate Accounts"), and may distribute its shares to other offerees in the future. The Separate Accounts may or may not be registered with the Securities and Exchange Commission.

WHEREAS, the Fund has adopted a Plan of Distribution (the "Plan") pursuant to Rule 12b-1 under the 1940 Act applicable to the shares of the Portfolios during the continuous offering of such shares.

WHEREAS, the Fund desires to adopt an additional class of shares of each Portfolio listed on Schedule A hereto, each a series of shares of the Fund, designated by Management as the Service Class of shares.

NOW THEREFORE, the Fund hereby adopts this Plan with respect to such shares of the Fund ("Service Class") in accordance with Rule 12b-1 under the 1940 Act.

1. The Fund, on behalf of the Portfolios listed on Schedule A of this Agreement, is authorized to issue a new Service Class of share that includes a 12b-1 fee of 0.25%, subject to all applicable federal and state statutes and regulations, which, when issued, shall be fully paid and non-assessable;

2. An unlimited number of shares of beneficial interest of each Portfolio will be established as the Service Class;

3. Such designated class of each Portfolio shall have the same rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as the non-12b-1 class shares of each Portfolio, respectively, except as follows:

     (1) Expenses related to the distribution of the class so designated of each Portfolio shall be borne solely by such class;

     (2) The bearing of such expenses solely by such class of each Portfolio shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividend, distribution and liquidation rights of the shares of such class;

     (3) Such share class shall be subject to a plan of distribution adopted pursuant to Rule 12b-1 (the "12b-1 Plan") under the 1940 Act. Under the 12b-1 Plan, up to 0.25%, on an annualized basis, of the assets may be paid as a service fee within the meaning of NASD Conduct Rule 2830(b); and

     (4) Unless otherwise expressly provided in the Articles of Incorporation of ATSF, on each matter submitted to a vote of shareholders of a Portfolio, each shareholder will be entitled to one vote for each share outstanding in such holder's name on the books of the respective fund, irrespective of the class or series thereof; and all shares of all classes and series shall vote together as a single class, provided, however, that:

          (a) as to any matter with respect to which a separate vote of any class or series is required by the 1940 Act, or any rules, regulations or orders issued thereunder, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described below;

          (b)  in the event that the separate vote requirements referred to in
               (a) above apply with respect to one or more classes or series, then subject to paragraph (c) below, the shares of all other classes and series not entitled to a separate vote shall vote together as a single class; and

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          (c)  as to any matter which, in the judgment of the Board of Directors
               (which shall be conclusive), does not affect the interest of a particular class or series, such class or series shall not be entitled to any vote and only the holders of shares of the one or more affected classes and series shall be entitled to vote; and it was

5. All shares of each particular class of a Portfolio shall represent an equal proportionate interest in that class and each share of any particular class shall be equal to each other share of the class of that Portfolio;

6. The net asset value of such Service Class of each Portfolio shall be determined once daily as of the close of business of the regular session of the New York Stock Exchange ("Exchange") each day the Exchange is open, and at such other times as the appropriate officers of ATSF may determine, in accordance with the ATSF registration statement as then in effect with respect to the affected fund;

7. This Plan may be terminated at any time by vote of the Board, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities of the Service Class shares of the Fund;

8. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in St. Petersburg, Florida.

Dated as of May 1, 2003

ATTEST:                                 AEGON/TRANSAMERICA SERIES FUND, INC.


By: /s/ Gayle A. Morden                 By: /s/ John K. Carter
    ---------------------------------       ------------------------------------
    Gayle A. Morden                         John K. Carter
    Assistant Vice President and            Vice President, Secretary & General
    Assistant Secretary                     Counsel